As filed with the U.S. Securities and Exchange Commission on February 5, 2009

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAMMOND CONSULTANT ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	8742	26-2520823
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 Country Club Rd

Trumbull, CT. 06611-3203

(203) 459-2765

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Business Fillings Incorporated

6100 Neil Rd. Suite 500

Reno, Nevada 89511

(608) 827-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samuel M. Krieger, Esq.

Krieger & Prager, LLP

39 Broadway, Suite 920

New York, New York 10006

(212) 363-2900

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount Being Registered(1)	Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.0001 per share	373,400	$0.20	$74,680	$2.92

(1)

Represents shares of our common stock being registered for the benefit of the security holders. There are also being registered such indeterminable additional securities as may be issued by reason of stock splits, stock dividends and similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act of 1933, as amended. The price per share is based upon the last sale price of our common stock to our security holders.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling security holders may not distribute or otherwise sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PROSPECTUS Dated February 5, 2009

373,400 Shares
of Common Stock of

HAMMOND CONSULTANT ASSOCIATES, INC.

This Prospectus relates to the resale by certain selling security holders of up to 373,400 shares of our common stock, $.0001 par value. The selling security holders may offer and sell their shares at $0.20 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at $0.20 per share, at prevailing market prices or at privately negotiated prices.

The selling security holders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling security holders. We have agreed to bear all expenses, other than transfer taxes of registration, incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling security holders to underwriters, agents, brokers and dealers will be borne by them. There is no minimum amount of securities, which may be sold. There are no underwriting commissions involved in this offering. Selling security holders will pay no offering expenses.

Our common stock is not traded on any public market and, although we intend to apply to have our common stock quoted on the Over-the-Counter Bulletin Board (through a broker/dealer), we may not be successful in such efforts, and our common stock may never trade in any public market.

An investment in these securities involves a high degree of risk. Please carefully review the section titled “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2009

TABLE OF CONTENTS

GENERAL	5
SUMMARY INFORMATION	5
RISK FACTORS	6
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	12
SELLING SECURITY HOLDERS	12
PLAN OF DISTRIBUTION	14
DESCRIPTION OF SECURITIES TO BE REGISTERED	16
LEGAL MATTERS	19
EXPERTS	19
INTEREST OF NAMED EXPERTS AND COUNSEL	19
FORWARD LOOKING STATEMENTS	20
BUSINESS	20
DESCRIPTION OF PROPERTY	22
LEGAL PROCEEDINGS	22
FINANCIAL STATEMENTS	F-1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	24
EXECUTIVE COMPENSATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	25
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	26
ADDITIONAL INFORMATION	26

GENERAL

As used in this Prospectus, references to “the Company,” “HCAI,” “we,” “our,” “ours” and “us” refers to Hammond Consultant Associates, Inc., unless otherwise indicated. In addition, references to “financial statements” are to our financial statements except as the context otherwise requires.

SUMMARY INFORMATION

The following summary highlights some of the information in this Prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors, the financial statements and the notes accompanying the financial statements appearing elsewhere in this Prospectus.

Summary of Corporate Background

We were incorporated on April 8, 2008, under the laws of the State of Delaware. Our principal executive office is located at 21 Country Club Road Trumbull, CT  06611-3203; our telephone number is (203) 459-2765. We had no operations until we acquired our operating business in a transaction on April 8, 2008 in which we exchanged 2,000,000 shares of common stock for an assignment of 100% of the ownership interest in Hammond Associates, LLC. (“HAL”) The sole owner of HAL was its founder, Cy E. Hammond. Cy E. Hammond, the previous member of HAL, is our sole officer and director.  HAL was formed in the state of Connecticut on January 22, 2008 to provide strategic consulting services to both emerging growth and mature businesses. Our fiscal year end is December 31.

Our Business

Through our wholly owned subsidiary HAL, we provide consulting services. We provide strategic advice to assist our clients with marketing, customer service, long term planning, product development, recruitment and operational support.

This Offering

Shares of Common Stock, $0.0001 Par Value per Share, Offered by the Selling Security Holders:	373,400 shares
Shares of Common Stock, $0.0001 Par Value per Share, Outstanding Prior to this Offering:	2,373,400 shares
Shares of Common Stock, $0.0001 Par Value per Share, Outstanding after this Offering:	2,373,400 shares
Terms of the Offering:	The selling security holders will determine when and how they will sell the common stock offered pursuant to this Prospectus.
Termination of the Offering:	This offering will conclude when all of the 373,400 shares of common stock have been sold, or when we decide to terminate the registration of those shares.
Use of Proceeds:

We will not receive any of the proceeds from the sale of shares of common stock by the selling security holders identified in this Prospectus. The selling security holders will receive all net proceeds from the sale of the shares of our common stock offered by this Prospectus.

Risk Factors:

An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the section titled “Risk Factors” beginning on page 4 as well as other information set forth in this Prospectus, including our financial statements and related notes.

Dividend policy:	We have not paid any dividends on our common stock since our inception, and we do not anticipate the declaration or payment of any dividends at any time in the foreseeable future.

Summary Financial Data

The following balance sheet summary should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

From Inception (January 22, 2008 to September 30, 2008
Income	$361,284
Operating Expenses	$500
Net Income	$82,436

As of September 30, 2008
Total Assets	$148,907
Total Liabilities	$47,800
Working Capital	$104,602
Stockholder’s Equity	$101,107

RISK FACTORS

You should carefully consider the risks described below before investing in our common stock. There may be additional risks and uncertainties not currently known to us that may impair our business operations. If any of the adverse events described in the following risk factors actually occur, our business, results of operations and financial condition could be materially adversely affected and you may lose all or a part of your investment.

Risks Related to Our Business

Because Consulting Services are typically discretionary, we may be particularly affected by general economic conditions.

Consulting services are typically discretionary for businesses and may be particularly affected by negative trends in the general U.S. economy. The success of our operations depends to a significant extent upon a number of factors relating to business spending, including economic conditions affecting discretionary spending (such as earnings outlook, business conditions, interest rates and the availability of credit and taxation) for the economy as a whole and in regional and local markets. Any significant deterioration in general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

We are in an intensely competitive market, which could impact our ability to gain market share and harm our financial performance.

We are a small consulting business with limited revenues and access to capital markets trying to compete in a niche market with a limited number of services.  We will face intense competition from accountants, attorneys, consulting firms, and independent consultants who provide services similar to ours. We cannot assure you that the services provided by our existing and potential competitors will not be perceived by current or potential clients as being superior to ours.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing, our then existing shareholders may suffer substantial dilution.

We will require additional funds to operate our business.  We anticipate that we will require up to approximately $100,000 to fund our continued operations for the next twelve months. Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. Our ability to obtain capital will also depend on market conditions the national economy and other factors beyond our control.  If we are unable to obtain necessary financing, we will likely be required to curtail our business plans, which could cause the company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Many of our clients are price sensitive, and if the prices we charge for our services are unacceptable to them, our operating results will be harmed.

Many of our clients are price sensitive. As the market for our services matures, or as new competitors introduce new services that compete with ours, we may be unable to renew our agreements with existing clients or attract new clients at the same price or based on the same pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could harm our revenue, gross margin, and operating results.

Our management decisions are made by our sole officer and director, Mr. Cy E. Hammond, if we lose his services, our operations may be impacted negatively.

The success of our business is dependent upon the expertise of Mr. Cy E. Hammond, our sole officer and director. Because Mr. Hammond is essential to our operations, it is anticipated you will rely on his management decisions. We have not obtained any key person life insurance for Mr. Hammond nor does he have an employment agreement with us. If we lose Mr. Hammond’s services, we may not be able to hire and retain another officer or director with comparable experience. As a result, the loss of the services of Mr. Hammond could negatively impact our performance.

Because we do not have an audit or compensation committee, shareholders will have to rely on our sole Director, Cy E. Hammond, who is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our president. Thus, there is a potential conflict of interest in that our president has the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (95,000,000) but unissued (92,626,600) common shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

The Company is and it is expected that it will continue to be completely dependent on the services of its president Cy E. Hammond, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

The Company’s operations and business strategy are completely dependent upon the knowledge and business contacts of Cy E. Hammond, our president.   He is under no contractual obligation to remain employed by us.  If he should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein.  We will fail without Mr. Hammond or an appropriate replacement(s).  We may, in the future, acquire key-man life insurance on the life of Mr. Hammond naming us as the beneficiary when and if we obtain the resources to do so, and Mr. Hammond remains insurable.  We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future.  Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us. Therefore if it is ultimately determined that any such person shall not have been entitled to indemnification, this indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

The ability of our principal officer to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Upon the completion of this offering, our principal officer will beneficially own approximately 84% of our outstanding common stock assuming sale of all shares being registered. Because of this beneficial stock ownership, he will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. His interests may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding his decisions. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Our internal accounting system of controls has been evaluated by our majority stockholder, sole officer and sole employee and has been found to have material weaknesses and not be effective.

Our majority stockholder and sole officer and director Cy E. Hammond is also our sole employee.  He has evaluated the system of internal accounting control and has found it to contain material weaknesses because of a lack of segregation of duties.

Our sole officer and director is not required to devote his full time to our business.

Our sole officer, Cy E. Hammond, is involved in other business ventures separate and apart from his activities on our behalf. As a result of Mr. Hammond’s other obligations, there is a substantial risk that he will not devote as much time as is necessary to our operations, which may harm our business and operating results.

Risks Related to Our Common Stock

Any additional funding we arrange through the sale of our common stock will result in dilution to existing security holders.

Our most likely source of additional capital for the foreseeable future will be the sale of additional shares of our common stock. Such issuances will cause security holders’ interests in our common stock to be diluted, which will negatively affect the value of your shares.

Because our sole officer and director owns 84% of our common stock, he controls corporate decisions that may be disadvantageous to minority security holders.

Our sole officer and director owns approximately 84% of the outstanding shares of our common stock. Accordingly, he will have significant influence if not complete discretion in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, change of control and other corporate transactions, designation of rights and preferences of our preferred stock, amendments to our articles of incorporation and/or bylaws, and as to the outcome of any other matters submitted to our security holders for a vote. The interests of our sole officer and director may differ from the interests of our other security holders and thus result in corporate decisions that are disadvantageous to other security holders.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible for our security holders to sell shares of our common stock in those states.

There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations and laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock.

We currently do not intend to and may not be able to qualify our securities for resale by our selling security holders in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our security holders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 95,000,000 shares of common stock, of which 2,373,400 shares are issued and outstanding as of February 3, 2009, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. There can be no assurances as to whether, subsequent to registration with the SEC:

(i)

any market for our shares will develop;

(ii)

the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of The Company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of two years.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

The market for penny stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not expect to pay dividends to holders of our common stock in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends since our inception, and we do not plan to declare any dividends in the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part.  There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require.  If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for our common stock and none may do so.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We may issue shares of preferred stock in the future that may adversely impact the rights of of our common stockholders.

Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

USE OF PROCEEDS

The selling security holders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this Prospectus by the selling security holders. We will bear all expenses other than transfer taxes of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling security holders to underwriters, agents, brokers and dealers will be borne by them.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. All of our outstanding shares held by non-affiliates were issued at $0.05 per share. The selling security holders may, from time to time, offer to sell, or sell all or a portion of, their shares of common stock being offered in this Prospectus at $0.20 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at $0.20 per share, at prevailing market prices at the time of sale, or at privately negotiated prices. See “Plan of Distribution” for additional information.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing security holders as a result of the offering by the selling security holders.

SELLING SECURITY HOLDERS

We are registering an aggregate of 373,400 shares of common stock for resale by the selling security holders listed in the table below.

All expenses incurred with respect to the registration of the common stock will be bared by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holders in connection with the sale of such shares.

The following tables set forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling security holders and we have not independently verified this information. The selling security holders are not making any representation that any shares covered by this Prospectus will be offered for sale. The selling security holders may from time to time offer and sell pursuant to this Prospectus any or all of the common stock being registered.

None of the selling security holders held any position or office with us, nor are any of the selling security holders associates or affiliates of any of our officers or directors. No selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders in a private placement made between May 29, 2008 through July 21, 2008 pursuant to the exemptions from the registration under the Securities Act provided by Regulations D and Regulation S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages of shares beneficially owned are based on 2,373,400 shares of our common stock issued and outstanding as of February 3, 2009, on a fully diluted basis.

We may require the selling security holders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Selling Stockholder	Number of Shares Beneficially Owners Prior to the Offering	Percentage of Shares Owned Before Offering	Number of Shares Being Offered by the Selling Stockholders(1)	Number of Shares to be Beneficially Owned after the Offering, Assuming All Shares Sold	Percentage of Shares to be Beneficially Owned after the Offering, Assuming All Shares Sold
Samuel Colgain	20,000	*	20,000	0	0%
Franklin Derby (2)	2,000	*	2,000	0	0%
Marietta Derby (2)	2,000	*	2,000	0	0%
John DiTullio (3)	40,000	*	40,000	0	0%
Sally DiTullio (3)	40,000	*	40,000	0	0%
Nicholas DiTullio (3)	40,000	*	40,000	0	0%
Kimberley DiTullio (3)	14,000	*	14,000	0	0%
Jacqueline DiTullio (4)	20,000	*	20,000	0	0%
Joseph DiTullio (4)	5,000	*	5,000	0	0%
Patsy DiTullio, Jr. (4)	20,000	*	20,000	0	0%
Angela DiTullio (5)	10,000	*	10,000	0	0%
Patsy DiTullio, Sr. (5)	10,000	*	10,000	0	0%
Deborah Dwyer (6)	20,000	*	20,000	0	0%
Dale Dwyer	2,000	*	2,000	0	0%
Jane Ferro	10,000	*	10,000	0	0%
Ross Hammond (7)	400	*	400	0	0%
Caryn Hammond (7)	400	*	400	0	0%
Jill Hammond (7)	400	*	400	0	0%
Jay Hammond (8)	1,000	*	1,000	0	0%
Cheryl Hammond	1,000	*	1,000	0	0%
Eric Johnson (9)	2,000	*	2,000	0	0%
Jackie Johnson (9)	2,000	*	2,000	0	0%
Jennifer Kaufman	800	*	800	0	0%
Helen Kenney	2,000	*	2,000	0	0%
Patricia Kissinger	10,000	*	10,000	0	0%
Paul Lang (10)	1,000	*	1,000	0	0%
Judy Lang (10)	1,000	*	1,000	0	0%
Christine Murphy	400	*	400	0	0%
Claire Pacifico (11)	400	*	400	0	0%
Joseph Pacifico (11)	400	*	400	0	0%
Mark Pacifico (12)	40,000	*	40,000	0	0%
Susan Pacifico (12)	40,000	*	40,000	0	0%
Alan Poore, Jr.	2,000	*	2,000	0	0%
Megan Prezioso (13)	2,000	*	2,000	0	0%
Matt Prezioso (13)	2,000	*	2,000	0	0%
Sharon Rentz (14)	400	*	400	0	0%
Robert Rentz (14)	400	*	400	0	0%
Cordel Vitkun (15)	2,000	*	2,000	0	0%
Sharon Vitkun (15)	2,000	*	2,000	0	0%
Jeffrey Vitkun	4,000	*	4,000	0	0%
Albert Wolf	400	*	400	0	0%
TOTAL	373,400		373,400	0	0%

*

Indicates less than 1%.

(1)

Unless otherwise indicated, the selling security holders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders.

(2)

are husband and wife.

(3)

are husband and wife, Nicholas and Kimberly are their children of majority age.

(4)

are husband and wife, Joseph is their child of majority age.

(5)

are husband and wife.

(6)

sister of Cy E. Hammond.

(7)

Caryn is the wife of Cy E. Hammond, Ross and Jill are their children of majority age.

(8)

brother of Cy E. Hammond.

(9)

are husband and wife.

(10)

are husband and wife.

(11)

are husband and wife.

(12)

are husband and wife.

(13) are husband and wife.

(14)

are husband and wife.

(15)

are husband and wife, Jeffrey is their child of majority age.

PLAN OF DISTRIBUTION

Selling Security Holders Distribution

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Our common stock is not traded on any exchange or in the over-the-counter market. After the date of this prospectus, we expect to have an application filed with the FINRA for our common stock to be eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling stockholders holders will be offering our common shares at a price of $0.20 per common share. Notwithstanding the foregoing, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

privately negotiated transactions;

•

market sales (both long and short to the extent permitted under the federal securities laws);

•

at the market to or through market makers or into an existing market for the shares;

•

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

•

a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares. In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above. The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers. To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold by the selling security holder under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 95,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of undesignated preferred stock at a par value of $0.0001 per share.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

 whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer.  Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 95,000,000 shares of common stock. There are 2,373,400 shares of our common stock issued and outstanding at February 3, 2009, which shares are held by approximately 41 shareholders.  The holders of our common stock:

•

 have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•

 are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

 do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•

 are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also Plan of Distribution subsection entitled “Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible” regarding negative implications of being classified as a “Penny Stock.”

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the Company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

•

 the transaction is approved by the board of directors before the time the interested stockholder attained that status;

•

 upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

•

at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights. Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

•

 listed on a national securities exchange,

•

 included in the national market system by the National Association of Securities Dealers, or

•

held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

•

 the articles of incorporation, and all amendments thereto,

•

 bylaws and all amendments thereto; and

•

a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Equity Compensation Plan Information

We have not established an equity compensation plan, but anticipate establishing one in the future.

Warrants and Options

As of the date of this Prospectus there are no outstanding options or warrants to purchase, or other instruments convertible into, our common stock.

Holders

As of the date of this Prospectus, we have 2,373,400 shares of common stock issued and outstanding, which are held by 41 security holders of record.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, located at 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701.

LEGAL MATTERS

Krieger & Prager, LLP of 39 Broadway, New York, New York 10006 has advised us about the legality and validity of the shares.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Bernstein & Pinchuk LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus which prepared or certified any part of this Prospectus or provided an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

BUSINESS

Corporate History

We were incorporated on April 8, 2008, under the laws of the State of Delaware. We acquired our operating business in a transaction in August 2008 whereby  we exchanged 2,000,000 shares of common stock for a contribution of 100% of the ownership interest in Hammond Associates, LLC. (“HAL”). HAL was formed in the state of Connecticut on January 22, 2008 to provide strategic consulting services to both emerging growth and mature businesses. The sole owner of HAL was its founder, Cy E. Hammond.

Our fiscal year end is December 31.

Business

Through HAL, the Company’s wholly owned operating subsidiary, the Company serves as a corporate consultant, providing strategic consulting services to both emerging growth and mature business. Building upon the founder’s 30+ years of operating experience, the Company brings a wealth of knowledge to its clients. Key consulting areas span many aspects of business, including utilization of novel cash flow optimization techniques, long-range planning, tax, treasury, compliance reporting, business development, strategy for business downsizing and acquisition services as well as recruitment and operational support.  HAL works in conjunction with a client’s senior management team and is an integral resource in helping them build for the future.

Our target clients include both publicly traded and private entities primarily based in and operating in North America in need of external expertise to solve problems or facilitate growth.  Our current clients’ main businesses are varied, including energy distribution, travel plazas, home décor, coatings and encapsulation, technology licensing, software development, investment banking, gourmet baking and technology incubation.

Through HAL, its founder performs the duties of a part-time Chief Financial Officer for a small publicly traded holding company with annual revenues under $10 million and operations in technology licensing, software development and technology incubation. HAL’s responsibilities include compliance reporting, treasury, business development and operational support.  HAL’s founder also serves as a special assistant to the Chief Financial Officer of a publicly traded firm generating approximately $225 million in revenue per year. Operations include energy distribution and related services and travel plaza facilities.  In addition to operational and management support, working closely with the Chairman and Chief Financial Officer, HAL’s founder has been instrumental in assisting the company with restoring their SEC filing compliance and eliminating deficiencies in their disclosures controls and procedures. HAL’s founder also performs the duties of a part-time Chief Financial Officer for a small publicly traded coatings and encapsulation firm. Working closely with the Chairman, HAL’s founder has been instrumental in assisting the company with restoring their SEC filing compliance, tax compliance, audit management and operational and general management support.  During the period March through June 2008, HAL’S founder also performed the duties of a part-time Chief Financial Officer for a small publicly traded home décor and apparel firm.  HAL provided this firm with all of the services typically provided by a well-seasoned and experienced Chief Financial Officer.  That relationship ceased as a result of the reorganization of the company.  In addition, a newly reorganized, publicly traded technology incubator has engaged HAL to provide services, similar to those it provides to its existing clients, including, but not limited to, assisting the company with restoring their SEC filing compliance, tax compliance, audit management and operational and general management support.  Recently, HAL was engaged by a private gourmet baker to provide business development services and create a comprehensive business plan for an anticipated business expansion.

Marketing

We develop marketing plans as well as sales and presentation materials for investment management firms that accurately and effectively communicate their message to their customers and prospective customers.  Marketing plans include an analysis of the universe of prospective customers broken down by geographic region, size, type and investment focus.  This analysis helps our clients better understand the marketplace and position their products accordingly.

Following on the marketing plan is the development of presentation and sales materials that our clients will use in their sales and marketing process.  These documents can include one-page summaries, fact sheets and PowerPoint presentations.

HCAI markets its services primarily through direct relationships with past clients, business contacts and word-of-mouth. This can either be reoccurring business or through referral.  In an industry dominated by personal relationships, the Company finds this approach the most effective in attracting and retaining the right types of clients.

Revenue Streams

The company generates revenue, through HAL, via negotiated fees. This fee-based revenue is normally paid in the form of an advance retainer, followed by hourly fees or monthly retainers, depending on the specific fee arrangement with the particular client.  We currently have six clients with monthly retainers and or billings ranging from $1,000 to $15,000.

Client Service

Management believes that a main key to long-term success in the investment management business is the retention of a firm’s current customer base. We work with clients to fine-tune their communications with their existing customers, and to keep their customers continuously informed regarding the new developments at the client, including the addition of key personnel or the development of new products.

Long-term Planning

Management believes that it is important for our clients to focus on their long-term viability.  We work with clients to help them develop strategies for product and brand expansion, growth strategies that anticipate future needs of the marketplace, and succession planning.

Marketing

We market our services primarily through direct relationships with lawyers, accountants, investment bankers, and marketing professionals throughout the securities industry. We believe that the investment management industry dominated by personal relationships, we find this approach the most effective in attracting and retaining clients.

HCAI markets its services primarily through direct relationships with past clients, business contacts and word-of-mouth. This can either be reoccurring business or through referral.  In an industry dominated by personal relationships, the Company finds this approach the most effective in attracting and retaining the right types of clients.

Competitive Business Conditions

We compete against a number of independent consulting firms, ranging in size from small operations such as ours to large firms such as the major accounting firms.

Within the consulting industry there are a number of independent firms, ranging in size from sole proprietors, to large teams of professionals, including most accounting and auditing firms.  We compete against such firms for new clients and in retaining existing clients.

Another form of competition is in-house staff at potential clients, as one of the key decisions for these firms is whether to support an internal team or outsource to independent consultants such as HAL.  In many situations, we craft an engagement plan that allows us to work alongside an internal team or department and complement their existing efforts.

Employees

The Company has one full time employee, Cy E. Hammond, who is the founder of the business.  The firm regularly utilizes the services of one part-time employee, approximately 12 hours a month. As HCAI grows it will look to add other seasoned professionals and eventually an administrative position to support the activities of the various professionals.

Employment Agreements

We do not have an employment agreement in place with Mr. Hammond, our sole officer, and do not anticipate entering into any employment agreements in the foreseeable future. (See “Risk Factors”)

Board Committees

As of the date hereof, we have not established any committees of the Board of Directors.

Directors

The minimum number of directors we are authorized to have is one and the maximum is eight. In no event may we have less than one director. Although we anticipate appointing additional directors in the future, as of the date hereof we have not identified such individuals.

DESCRIPTION OF PROPERTY

HAL operates out of an office located at 21 Country Club Road, Trumbull, CT  06611-3203 and directs all activity from that location. The Company has been granted the use of approximately 150 square feet of space from the company’s President free of charge. This space is granted on a month-to-month basis. We may lease commercial office facilities at such time in the future as our operations have developed to the point where the facilities are needed.  We have no commitments or arrangements for any facilities, and there is no assurance regarding the future availability of commercial office facilities or the terms on which we may be able to lease facilities in the future. We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

There are no pending, nor to our knowledge threatened, legal proceedings against us.

HAMMOND CONSULTANT ASSOCIATES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hammond Consultant Associates, Inc.

We have audited the accompanying consolidated balance sheet of Hammond Consultant Associates, Inc. (the “Company”) as of September 30, 2008, and the related consolidated income statement, stockholders’ equity, and cash flows for the period from inception (January22, 2008) to September 30, 2008.  The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2008, and the results of its operations and its cash flows for the period from inception (January 22, 2008) to September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/Bernstein & Pinchuk LLP

February 3, 2009

New York, NY

Hammond Consultant Associates, Inc and Subsidiary
Consolidated Balance Sheet
September 30, 2008

Assets
Current Assets
Cash and cash equivalents	$20,940
Investment in securities held for sale	5,199
Accounts receivable	120,818
Accounts receivable-related parties	1,950
Total Current Assets	148,907

$148,907

Liabilities and Stockholders' Equity
Current Liabilities
Client advances	$1,500
Income taxes payable	35,305
Deferred revenue	7,500
Total Current Liabilities	44,305

Advances from shareholder	3,495

Total Liabilities	47,800

COMMITMENTS AND CONTINGENCIES	-

Stockholders' Equity
Preferred stock, par value $0.0001, authorized 5,000,000 shares,
undesignated; none issued	-
Common stock, par value $0.0001, authorized 95,000,000 shares;
issued and outstanding 2,373,400 shares	237
Additional paid-in capital	18,434
Retained Earnings	82,436
Total Stockholders' Equity	101,107

$148,907

See notes to consolidated financial statements

Hammond Consultant Associates, Inc and Subsidiary
Consolidated Income Statement
From inception (January 22, 2008) to September 30, 2008

Revenue:
Consulting	$350,788
Other	10,496
Total revenue	361,284

Cost of revenue:	240,260
Gross Margin	121,025

General and administrative expenses	500

Income before other income (expense) and
income tax expense	120,525

Other income (expense)
Interest and dividend income	105
Other expense	(2,888)
(2,783)
Income before income tax expense	117,741

Income tax expense	35,305
NET INCOME	$82,436

See notes to consolidated financial statements

Hammond Consultant Associates, Inc and Subsidiary
Consolidated Statement of Changes In Stockholder's Equity
From inception (January 22, 2008) to September 30, 2008

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Common stock issued in connection with formation of Hammond Associates, LLC	2,000,000	$200	$(199)	$-	$1

Common stock issued in private placement	373,400	37	18,633	-	18,670

Net income	-	-	-	82,436	82,436

Balance September 30, 2008	2,373,400	$237	$18,434	$82,436	$101,107

See notes to consolidated financial statements.

Hammond Consultant Associates, Inc and Subsidiary
Consolidated Statement of Cash Flow
From inception (January 22, 2008) to September 30, 2008

Cash flows from operating activities:
Net income	$82,436
Changes in operating assets and liabilities
Accounts receivable	(120,818)
Accounts receivable-related parties	(1,950)
Client advances	1,500
Deferred revenue	7,500
Income taxes payable	35,305

Net cash provided by operating activities	3,973

Cash flows from investing activities:
Investment in securities held for sale	(5,199)
Net cash used in investing activities	(5,199)

Cash flows from financing activities:
Proceeds from sale of common stock	18,671
Advances from shareholder	3,495

Net cash provided by financing activities	22,166

Net increase in cash:	20,940
Cash at beginning of period	-
Cash at end of period	$20,940

Supplemental disclosure of cash flow information
Interest paid	$-
Income taxes paid	$-

See notes to consolidated financial statements.

HAMMOND CONSULTANT ASSOCIATES, INC. and SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Operations

Hammond Consultant Associates, Inc. (“HCAI” or the “Company”) was incorporated on April 8, 2008, under the laws of the State of Delaware. We acquired our operating business in a transaction on April 8, 2008 in which we exchanged 2.0 million shares of common stock for an assignment of 100% of the ownership interest in Hammond Associates, LLC (“HAL”).  HAL was formed in the state of Connecticut on January 22, 2008 to provide strategic consulting services to both emerging growth and mature businesses. The sole owner of HAL was its founder, Cy E. Hammond.

HAL serves as a corporate consultant, providing strategic consulting services to both emerging growth and mature business. Building upon the founder’s 30+ years of operating experience, the Company brings a wealth of knowledge to its clients. Key consulting areas span many aspects of business, including utilization of novel cash flow optimization techniques, long-range planning, tax, treasury, compliance reporting, business development, strategy for business downsizing and acquisition services as well as recruitment and operational support.  HAL works in conjunction with a client’s senior management team and is an integral resource in helping them build for the future.

Our target clients include both publicly traded and private entities primarily based in and operating in North America in need of external expertise to solve problems or facilitate growth.  Our current clients’ main businesses are varied, including energy distribution, travel plazas, home décor, coatings and encapsulation, technology licensing, software development, a gourmet baker and a corporate incubator.

Revenue Streams

The company generates revenue, through HAL, via negotiated fees. This fee-based revenue is normally paid in the form of an advance retainer, followed by hourly fees or monthly retainers, depending on the specific fee arrangement with the particular client.

Note 2- Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of HCAI and its subsidiaries.  All material inter-company balances and transactions were eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with United States generally accepted accounting principles requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end, and the reported amounts of revenues and expenses during the year. Actual results may differ from these estimates. The most significant estimates relate to accounts receivable allowances, intangible assets, valuation allowance against deferred tax assets, useful lives of property and equipment, contingencies, revenue recognition and litigation.

Income Taxes

The Company provides for income taxes based on the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns in different years.  Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are provided against deferred tax assets to the extent that it is more likely than not that the deferred tax assets will not be realized.

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions.  At September 30, 2008 Company had cash on deposit of approximately $21,000.

Accounts Receivable: The number of clients that comprise the Company's client base limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables.  Most clients have agreed to provide the Company with an advance retainer.  There have been no credit losses to date and the Company believes that all of its accounts receivable will be collected.

Revenue Recognition and Unearned Revenue and Customer Pre-Purchased Payments

Revenue is recognized upon completion of the service.  Payments received from customers for advance retainers and deposits are deferred and later recognized as revenue when the underlying service has been provided to the client. The Company had approximately $7,500 in deferred revenue at September 30, 2008.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115", which permits entities to choose to measure many financial instruments and certain other items at fair value.  The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS Statement No. 157, Fair Value Measurements.   The Company is currently evaluating the expected effect of SFAS 159 on its consolidated financial statements and is currently not yet in a position to determine such effects.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements–an amendment of ARB No. 51.”  SFAS 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated.  This statement also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 is effective for fiscal years beginning on or after December 15, 2008.  The Company is in the process of evaluating the effect that the adoption of SFAS 160 will have on its consolidated results of operations, financial position and cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R).  SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired.  SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.  SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008.   The Company is currently evaluating the potential impact of adoption of SFAS 141R on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities”.  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  The Company is currently evaluating the impact of adopting SFAS No. 161 on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles”.  The new standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  Adoption of SFAS No. 162, upon its effectiveness, is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Note 3 - Stockholders Equity

Common Stock

During April 2008, the Company issued 2.0 million shares of common stock in exchange for 100% of the ownership interests in HAL.

During the period May 29, 2008 through July 21, 2008 the Company received stock subscriptions for 373,400 shares for a total consideration of $18,670.

Note 4 - Related Party Transactions

NCT Group, Inc. (“NCT”)

Cy E. Hammond, the President and Chairman of HCAI, also serves as a non-employee officer and director of NCT.  NCT is a client of HAL.  During the nine months ended September 30, 2008, NCT accounted for approximately $38,000 of HCA’s revenue.  At September 30, 2008, $1,950 was receivable from NCT.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR

PLAN OF OPERATION

Plan of Operation

We do not have sufficient resources to effectuate our business. As of September 30, 2008 we had approximately $21,000 in cash. We expect to require approximately $100,000 to fund operations over the next twelve months including general overhead expenses such as salaries, corporate legal and accounting fees, office overhead and general working capital. Accordingly, we will have to raise the funds to pay for these expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. Our officer will fund any expenses which arise until such time as the Company raises sufficient funds. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for operations will have a severe negative impact on our ability to remain a viable company.

Critical Accounting Principles

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed to be in effect when the differences reverse.  There were no deferred income taxes or temporary differences at September 30, 2008.

Impact of New Accounting Standards

In June 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Commencing with the Company’s Annual Report for the year ending December 31, 2009, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report on Form 10-KSB.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”   (“FIN No. 48”). This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109 “Accounting for Income Taxes”. FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification, and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation did not have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements”   ("SFAS No. 157"). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company's financial statements issued in 2008; however, earlier application is encouraged. The Company does not anticipate that the adoption of SAB No. 108 will have a material effect on the Company’s financial condition and results of operations.

In September 2006, FASB issued SFAS No. 158 “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)”   (“SFAS No. 158”)  .  SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations since the Company does not have any defined benefit or other postretirement plans.

In September 2006, the SEC staff issued Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”   (“SAB No. 108”). SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative factors are considered, is material.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”   (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Bernstein & Pinchuk LLP is our independent registered public accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our directors and executive officers, including their names, ages, and business experience.

Name and Business Address	Age	Position
Cy E. Hammond	54	President, Chief Executive Officer & Director

Mr. Hammond, age 54, is a finance, accounting and administrative executive with over thirty years of operating experience in emerging growth and mature business situations.  His experience in the domestic and international arena includes corporate finance, mergers and acquisitions, IPO’s and secondary offerings, financial control and reporting systems, SEC compliance and reporting, tax, treasury, strategic planning, business development, risk analysis and management of numerous administrative components.  From 2004 to December 2008, Mr. Hammond was a director of NCT GROUP, INC, from 2000 to January 2008, he was also a director of PRO TECH COMMUNICATIONS, INC.  Mr. Hammond received a Bachelor in Arts from Loyola College.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal independent registered public accounting firm is Bernstein & Pinchuk LLP

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the Company’s board of directors will establish an audit committee and a compensation committee.  We believe that we will need a minimum of five directors to have an effective committee system. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls.  The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

All directors will be reimbursed by the Company for any expenses incurred in attending directors' meetings provided that the Company has the resources to pay these fees. The Company will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

EXECUTIVE COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compensa-tion ($)	Total ($)

Cy E. Hammond, President	2008	$240,000(1)	–	–	–	–	–	–	$240,000

(1)

Represents payments made to Mr. Hammond for the nine months ended September 30, 2008.  Mr. Hammond’s annual salary for 2008 is dependent upon the revenue generated by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of the date hereof by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, and (ii) our sole director and sole executive officer. The individual listed below has sole voting and investment power with respect to the shares beneficially owned.

As of February 3, 2009, we had 2,373,400 shares of common stock outstanding, which are held by 41 security holders. The chart below sets forth the ownership of our common stock, or claimed ownership, of certain individuals.

Title of Class	Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned	Percent of Class*
Common Stock	Cy E. Hammond (1) 21 Country Club Rd, Trumbull Connecticut 06611-3203	2,000,000	84.3%
Common Stock	Officers and Directors as a Group (1 person)	2,000,000	84.3%

*

The percent of class is based on 2,373,400 shares of common stock issued and outstanding as of February 3, 2009.

(1)

Mr. Hammond serves as our President, Principal Executive Officer, Principal Financial Officer and Chairman.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We acquired our operating business on April 8, 2008 in a transaction in which we exchanged 2,000,000 shares of common stock for an assignment of 100% of the ownership interests in Hammond Associates, LLC. Hammond Associates, LLC was initially owned by Cy E. Hammond and the 2,000,000 shares were distributed to him in the exchange 100% membership interest in Hammond Associates, LLC

We have not undertaken any other transactions with related persons, promoters and control persons.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from us. No assets will be or are expected to be acquired from any promoter on our behalf.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the offer and sale of shares of common stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at the Commission’s Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As of the effectiveness of our Registration Statement, we will be required to file periodic and current reports with the Commission pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended. Each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s Public Reference Room and the web site of the Commission referred to above or by calling the Commission at 1-800-SEC-0330.

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Hammond Consultant Associates, Inc.

21 Country Club Road

Trumbull, CT  06611-3203

(203) 459-2765

Until __________, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information incorporated by reference or contained in this Prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This Prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this Prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this Prospectus.

HAMMOND CONSULTANT ASSOCIATES, INC.

373,400 SHARES
OF
COMMON STOCK

PROSPECTUS

____________, 2009

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$2.92
Transfer Agent Fees*	$100.00
Accounting fees and expenses*	$7,500.00
Legal fees and expenses**	$30,0000
Edgar filing, printing and engraving fees*	$2,500.00
TOTAL	$40,102.92

*Indicates expenses that have been estimated for filing purposes.

**These fees are being deferred by our law firm, until such time as we have sufficient resources.

All amounts are estimates other than the Securities and Exchange Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.  Indemnification of Directors and Officers

General Corporation Law of the State of Delaware

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Delaware law.

II–1

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

The Company’s Bylaws

Our Bylaws provide that subject to the provisions of the Delaware Corporation Law, we shall indemnify our officers and directors against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us, if it is determined by the Board that such person acted in good faith and in a manner which he reasonably believed was in our best interest.

Item 15.  Recent Sales of Unregistered Securities

We acquired our operating business in a transaction on April 8, 2008, in which we exchanged 2,000,000 shares of common stock for an assignment of 100% of the ownership interest in Hammond Associates, LLC.

From May 29, 2008 to July 21, 2008, we issued 373,400 shares of common stock to 41 individuals and entities at a price of $0.05 per share, in one offering for total proceeds of $18,670. These security holders had an opportunity to ask questions of and receive answers from our executive officers and were provided with access to our documents and records in order to verify the information provided.

The foregoing issuances of securities were effected pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The aggregate consideration paid for such shares was $18,670.  The Company conducted the private placement without any general solicitation or advertisement and a restriction on resale. The Company provided all investors in the private placement with a subscription agreement.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Common Stock Certificate
5.1	Legal Opinion of Krieger & Prager, LLP regarding the legality of the securities being registered
10.1	Form of Subscription Agreement
10.2	Contribution Agreement
23.1	Consent of Bernstein & Pinchuk LLP, Chartered Accountants
23.2	Consent of Krieger & Prager, LLP (included in Exhibit 5.1)

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.

To include any Prospectus required by of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

II–2

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

5.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II–3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ridgefield Connecticut, on February 5, 2009.

HAMMOND CONSULTANT ASSOCIATES, INC.

	By:	/s/ Cy E. Hammond
Cy E. Hammond
President, Chief Executive Officer &
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

February 5, 2009	By:	/s/ Cy E. Hammond
Cy E. Hammond
President, Chief Executive Officer &
Chief Financial Officer

II–4

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Common Stock Certificate
5.1	Legal Opinion of Krieger & Prager, LLP regarding the legality of the securities being registered
10.1	Form of Subscription Agreement
10.2	Contribution Agreement
23.1	Consent of Bernstein & Pinchuk LLP, Chartered Accountants
23.2	Consent of Krieger & Prager, LLP (included in Exhibit 5.1)

II–5